Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on FormS-8 of OceanFirst Financial Corp. of our report dated May 21, 2026, relating to the financial statements and supplemental schedule of the Flushing Bank 401(k) Savings Plan (the “Plan”) which appears in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

New York, New York

June 1, 2026